UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other	(Commission file No.)	(IRS Employer I.D. No.)
jurisdiction of incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York    11021
 (Address of principal executive offices)                      (Zip code)

Registrant's telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On December 1, 2011, we entered into an arrangement with 512 Lending LLC, pursuant to which the parties have agreed that until December  2014, neither party shall, with specified exceptions,  enter into an agreement to make certain loans without first offering the other party the opportunity to participate in the making of such loan.  Either party may terminate this arrangement for any reason on not less than 60 days prior written notice.  It is generally anticipated that:

●
512 Lending will fund between 50% to 80% of the principal amount of loans we originate and in which they elect to participate and that we will fund up to 20% of the principal amount of loans they originate and in which we elect to participate.

●	The originating lender will be entitled to retain an annual servicing fee of 0.5% of the principal amount of performing loans and 1.0% of the principal amount of non-performing loans.

●	The originating lender takes the first half point of any origination fee and the balance of such fee is shared by the parties based on their percentage participation in the loan.

●
Each of originating lender and the non-originating lender shall receive on an applicable loan, distributions of monies on a pro-rata basis based upon their applicable participation percentages until such time as the non-originating lender receives an internal rate of return of 10% per year compounded quarterly, at which time the non-originating lender shall receive further distributions based upon 75% of its participation percentage and the originating lender will receive the balance of sums to be distributed with respect to such loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: December 1, 2011	By:	/s/ Mark H. Lundy
Mark H. Lundy
Senior Vice President